Magnite Announces $50 Million Share Repurchase Program

New York, December 13, 2021 – Magnite (Nasdaq: MGNI), the world's largest independent sell-side advertising platform, announced today that its Board of Directors has approved a share repurchase program, under which the company is authorized to purchase up to $50 million of its common stock over the twelve month period commencing December 10, 2021.
"Our Board of Directors and executive team are confident in the growth prospects of the company and our ability to execute on our strategic objectives and deliver continued strong performance,” said Michael Barrett, Chief Executive Officer of Magnite. “We believe that the share repurchase program represents an attractive use of our capital to buy our common shares at a discount to their intrinsic value. Our strong balance sheet and cash flow generation allow us to return value to shareholders through share repurchases while still affording us the ability to pursue disciplined investments in our future growth and to reduce our debt leverage ratio."
The repurchase program allows the company to repurchase its common stock using open market stock purchases, privately negotiated transactions, block trades or other means in accordance with U.S. securities laws. The number of shares repurchased and the timing of repurchases will depend on a number of factors, including, but not limited to, share price, trading volume and general market conditions, along with working capital requirements, general business conditions, other opportunities that the company may have for the use or investment of its capital and other factors. The share repurchase program does not obligate the Company to repurchase any particular amount of common stock and may be suspended, modified or discontinued at any time at the company’s discretion. The company intends to finance the share repurchase program through cash on hand.
About Magnite
We’re Magnite (NASDAQ: MGNI), the world’s largest independent sell-side advertising platform. Publishers use our technology to monetize their content across all screens and formats including CTV, online video, display, and audio. The world’s leading agencies and brands trust our platform to access brand-safe, high-quality ad inventory and execute billions of advertising transactions each month. In April 2021 we acquired SpotX to further enhance our CTV business and better help our clients in this rapidly growing market. Anchored in bustling New York City, sunny Los Angeles, mile-high Denver, historic London, and down under in Sydney, Magnite has offices across North America, EMEA, LATAM, and APAC.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those set forth in or implied by such forward-looking statements, including the level at which the company may consummate repurchases under the share repurchase program due to changes in its stock price, the nature of other investment opportunities presented to the company from time to time, the company's cash flows from operations, general economic conditions, and other factors identified under the caption "Risk Factors” in filings we have made and will make from time to time with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements are not guarantees of future performance or events and investors are cautioned not to place undue reliance on any forward-looking statement. Furthermore, forward-looking statements speak only as of the date on which they are made, and, except as required by law, the company disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Investor Relations Contact:
Nick Kormeluk
949-500-0003
nkormeluk@magnite.com